Exhibit 99.1
BearingPoint Appoints Ed Harbach as President and Chief Operating Officer
McLean, Va. (Jan. 9, 2006) — BearingPoint announced today that it has appointed Ed Harbach as president and chief operating officer and a member of the Office of the CEO. Mr. Harbach will be responsible for day-to-day operations across BearingPoint, with operational oversight of its business units.
Mr. Harbach has more than 28 years of experience in the management and technology consulting industry and retired as a managing partner and member of the leadership team at Accenture. During his tenure at Accenture, Mr. Harbach served as chief information officer, managing partner, Japan and managing partner, Client Satisfaction and Quality.
“With his proven ability to tackle operational challenges, drive business results and increase client satisfaction, Ed will be instrumental in helping us make the final push on our business turnaround and execute our strategy for long-term growth,” stated Harry You, CEO of BearingPoint.
Mr. Harbach said, “I am thrilled to join BearingPoint, a company known for its exceptional people and commitment to client success. I look forward to leading the organization to greater operational efficiency so that its momentum continues to build.”
Mr. Harbach graduated from Miami University with a Bachelor of Science degree in Systems Analysis and currently resides in Miami, Fla. with his wife.
In connection with Mr. Harbach’s employment, the BearingPoint’s independent compensation committee approved an award of 888,325 restricted stock units, which vest ratably over four years.
About BearingPoint, Inc.
BearingPoint, Inc. (NYSE: BE) is one of the world’s largest providers of management and technology consulting services to Global 2000 companies and government organizations in 60 countries worldwide. Based in McLean, Va., the firm has over 17,000 employees and major practice areas focusing on the Public Services, Financial Services and Commercial Services markets. For nearly 100 years, BearingPoint professionals have built a reputation for knowing what it takes to help clients achieve their goals, and working closely with them to get the job done. For more information, visit the Company’s website at www.BearingPoint.com.
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Some of the statements in this press release constitute “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. These statements are based on our current expectations, estimates and projections. Words such as “will,” “expects,” “believes” and similar expressions are used to identify these forward-looking statements. These statements are only predictions and as such are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Forward-looking statements are based upon assumptions as to future events or our future financial performance that may not prove to be accurate. Actual outcomes and results may differ materially from what is expressed or forecast in these forward-looking statements. As a result, these statements speak only as of the date they were made, and the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
For Media:
Elizabeth (Betsy) Palmer
BearingPoint, Inc.
betsy.palmer@BearingPoint.com
Tel: 404-242-4638